Filed pursuant to Rule 424(b)(3)
File No. 333-206681

Prospectus Supplement No. 1

to Prospectus dated October 1, 2015

8,625,000 SHARES

NOVOCURE LIMITED

Ordinary Shares

This prospectus supplement relates to the prospectus dated October 1, 2015, as supplemented from to time, relating to the initial public offering of up to an aggregate of 8,625,000 ordinary shares of NovoCure Limited.

This prospectus supplement is being filed to update, amend, and supplement the information previously included in the prospectus to add information regarding FDA approval for the use of Optune for treatment of newly diagnosed glioblastoma in the United States on October 5, 2015.

You should read this prospectus supplement together with the prospectus, as supplemented from time to time, which is to be delivered with this prospectus supplement.

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “NVCR”. On October 5, 2015, the last reported closing sale price of our ordinary shares was $18.69.

See “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to the prospectus, to read about factors you should consider before buying ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 5, 2015.

The following information amends and supersedes the information regarding FDA approval for the use of Optune for treatment of newly diagnosed glioblastoma in the United States, which appears on pages 1, 2, 4, 5, 10-12, 31, 33, 71-73, 79, 88, 89, 94, 97 and 98 of the prospectus:

On October 5, 2015, the U.S. Food and Drug Administration, or FDA, approved Optune with temozolomide for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

Optune is the first FDA-approved therapy in more than a decade to demonstrate statistically significant extension of survival in newly diagnosed glioblastoma patients.